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March 9, 1999
Via Fax

Anders Hove
Biotech Target S.A.
Swiss Bank Tower
Panama 1
Republic of Panama

Dear Anders:

Pursuant to Section 4.1 of the Purchase and Registration Rights Agreement between Algos Pharmaceutical Corporation ("Algos") and Biotech Target S.A. ("Biotech"), dated November 9, 1998, Algos agreed to file a Registration Statement for the shares of common stock sold to Biotech Target S.A. under such agreement on or prior to March 9, 1999. Biotech has agreed to waive this registration requirement until March 12, 1999. In the event that such Registration Statement is not filed on or prior to March 12, 1999, this waiver shall be null and void, and Biotech will not be deemed to have waived any rights under the Purchase and Registration Rights Agreement. This waiver concerns only the date of filing of such Registration Statement and Biotech shall not be deemed to waive any other rights under the Purchase and Registration Rights Agreement.

Sincerely yours,



/s/ John W. Lyle

John W. Lyle
President and Chief Executive Officer

I confirm that Biotech Target S.A. has
agreed to the foregoing waiver:



By: /s/ A. HOVE
    ----------------------------------

Printed Name: A. Hove
              ------------------------

Title: Signatory Authority
       -------------------------------

Date: 9 March, 1999
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